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                                                                     Exhibit 5.3


                   [LETTERHEAD OF HARNEY, WESTWOOD & RIEGELS]

                                                               ___ April, 1997

TVA Communications, Ltd.
c/o Tevecap S.A.
Rua do Rocio, 313
Sao Paulo, SP  04552-904
Brazil

Dear Sirs,

RE:   TEVECAP S.A.
      US$250,000,000 12 5/8% SENIOR NOTES DUE 2004 - EXCHANGE OFFER

We have acted as special British Virgin Islands counsel for TVA Communications, Ltd. (the "Company"), a British Virgin Islands corporation, in connection with the filing by Tevecap S.A. ("Tevecap") and certain Subsidiary Guarantors (including the Company) with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form F-4 under the Securities Act of 1933, as amended, relating to the proposed issuance, in exchange for US$250,000,000 aggregate principal amount of Tevecap's 12 5/8% Senior Notes due 2004 (the "Old Notes"), together with the Subsidiary Guarantees of the Old Notes (such Subsidiary Guarantees, together with the Old Notes, the "Old Securities"), of US$250,000,000 aggregate principal amount of Tevecap's 12 5/8% Senior Notes due 2004 (the "Exchange Notes"), together with the Subsidiary Guarantees of the Exchange Notes (such Subsidiary Guarantees, together with the Exchange Notes, the "Exchange Securities"). The Exchange Securities are to be issued pursuant to an indenture dated as of November 26, 1996 (the "Indenture"), among Tevecap, the Subsidiary Guarantors, The Chase Manhattan Bank, N.A., as trustee (the "Trustee") and Chase Trust Bank, as principal paying agent (the "Principal Paying Agent"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture, the form of the Subsidiary Guarantee to be executed by the Company, the Registration Statement and the respective Memorandum and Articles of Association and Certificate of Incorporation of the Company.

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TVA Communications, Ltd.
Page 2
___ April, 1997


In making our examination and in giving the opinions set forth below, we have assumed, without independent verification of any kind, the following:

(i)   the genuineness of all signatures on all documents we have reviewed;

(ii)  the authenticity of all such documents submitted to us as originals;

(iii) the conformity to the original instruments of all documents submitted to us as certified or photostatic copies;

(iv) the due authority of the parties (other than the Company) executing and authenticating such documents;

(v) the legal validity, enforceability and binding nature of the Indenture, the Subsidiary Guarantees and the Exchange Notes against all parties thereto under the laws of New York by which those documents are expressed to be governed; and

(vi) the truth, accuracy, completeness and currency of all statements of fact made and contained in the Indenture, Subsidiary Guarantees and Exchange Notes, save as hereinafter opined upon, and in all corporate documents and resolutions submitted to and examined and relied upon by us in connection with this opinion.

The opinions expressed below relate solely to the laws of the British Virgin Islands as currently in effect and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than those of the British Virgin Islands. In expressing the opinion as to the enforceability of the Subsidiary Guarantees below, we have assumed the due authorization, execution and delivery thereof by the Trustee as well as by the Subsidiary Guarantors that are not incorporated under the laws of the British Virgin Islands, and due delivery of the Subsidiary Guarantee by the Company.

Based upon the foregoing, we are of the opinion that:

1. The company is a corporation duly organized and validly existing under the laws of the British Virgin Islands;

2. All necessary corporate action has been taken by the Company to authorize the execution and delivery of the Indenture and the Indenture has been duly executed and delivered by the Company.

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TVA Communications, Ltd.
Page 3
___ April, 1997

3. All necessary corporate action has been taken by the Company to authorize the issuance, execution and delivery of the Subsidiary Guarantee; and

4. The Subsidiary Guarantee provided by the Company, upon the execution of the Exchange Notes with such Subsidiary Guarantee endorsed thereon in accordance with the provisions of the Indenture and when the Exchange Notes with such Subsidiary Guarantee endorsed thereon are delivered in exchange for the Old Notes pursuant to the Exchange and Registration Rights Agreement, will constitute valid and binding obligations of the Company in accordance with its terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect); and the Exchange Notes, when duly issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange and Registration Rights Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect).

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein.

Very truly yours,
HARNEY, WESTWOOD & RIEGELS